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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the Registration Statement No.811-08690 on Form N-1A of the MassMutual Core Bond Fund, MassMutual Balanced Fund, MassMutual Diversified Bond Fund, MassMutual Short-Duration Bond Fund, MassMutual Money Market Fund, MassMutual Inflation-Protected Bond Fund and the MassMutual International Equity Fund (each a separate series of the MassMutual Select Funds, formerly, MassMutual Institutional Funds), of our report dated February 17, 2004 appearing in the Annual Report to the Board of Trustees and Shareholders of MassMutual Institutional Funds for the year ended December 31, 2003.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 29, 2004